UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement	☐	Definitive Additional Materials

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))	☐	Soliciting Material Pursuant to § 240.14a-12

☒	Definitive Proxy Statement

CURIS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CURIS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 1, 2011

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Curis, Inc. will be held on June 1, 2011 at 10:00 a.m. at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 for the purpose of considering and voting upon the following matters:

1.	To elect three Class III directors, each for a term of three years;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year;

3.	To approve an advisory vote on executive compensation; and

4.	To hold an advisory vote on the frequency of future executive compensation advisory votes.

The stockholders will also act on any other business as may properly come before the meeting or any adjournment thereof.

The board of directors has fixed the close of business on April 4, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournments thereof. Your vote is important regardless of the number of shares you own. Our stock transfer books will remain open for the purchase and sale of our common stock.

In accordance with rules adopted by the Securities and Exchange Commission, we are now furnishing proxy materials to many of our stockholders on the Internet, rather than mailing paper copies of the materials to each stockholder. If you received only a Notice of Internet Availability of Proxy Materials, or Notice, by mail or e-mail, you will not receive a paper copy of the proxy materials unless you request one. Instead, the Notice will provide you with instructions on how to access and view the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet or by telephone. If you received a Notice by mail or e-mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.

The Notice of Internet Availability of Proxy Materials is being mailed to our stockholders on or about April 20, 2011 and sent by e-mail to our stockholders who have opted for such means of delivery on or about April 20, 2011.

Please promptly submit your proxy over the Internet, by phone or by mail. You may revoke your proxy at any time before the 2011 Annual Meeting by following the procedures described in the proxy statement.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

/s/ Michael P. Gray

Michael P. Gray, Secretary

Lexington, Massachusetts

April 20, 2011

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE, OR COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

CURIS, INC.

4 Maguire Road

Lexington, Massachusetts 02421

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 1, 2011

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This proxy statement is furnished in connection with the solicitation by the board of directors of Curis, Inc. of proxies for use at the annual meeting of stockholders to be held on June 1, 2011 at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 and at any adjournments thereof. Except where the context otherwise requires, references to “Curis,” “we,” “us,” “our,” and similar terms refer to Curis, Inc. and any of its subsidiaries.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Shareholders to be Held on June 1, 2011:

The proxy statement is available at www.proxyvote.com.

In accordance with Securities and Exchange Commission, or SEC, rules, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing the proxy materials, including this proxy statement, our 2010 annual report and the proxy card for the 2011 annual meeting, to many of our stockholders of record as of the record date via the Internet. We will send the Notice of Internet Availability of Proxy Materials to these stockholders no later than April 22, 2011. The Notice of Internet Availability of Proxy Materials contains instructions for accessing and reviewing our proxy materials as well as instructions for voting your proxy via the Internet. If you prefer to receive printed copies of the proxy materials, you can request printed copies of the proxy materials by Internet, telephone or e-mail. If you choose to receive the print materials by mail, you can either (i) complete, date, sign and return the proxy card, (ii) vote via the Internet in accordance with the instructions on the proxy card or (iii) vote via telephone (toll free) in the United States or Canada in accordance with the instructions on the proxy card. Voting by Internet or telephone must be completed by 11:59 P.M. Eastern Time on May 31, 2011. If you choose not to receive printed copies of the proxy materials, you can vote via the Internet in accordance with the instructions contained in the Notice of Internet Availability of Proxy Materials.

If you received a paper copy of these proxy materials, included with such copy is a proxy card or a voter instruction card for the annual meeting.

What is the purpose of the annual meeting?

At the annual meeting, stockholders will consider and vote on the following matters:

1.	The election of three Class III directors for a term of three years expiring at the 2014 annual meeting of stockholders;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011;

3.	The approval of an advisory vote on executive compensation;

4.	The holding of an advisory vote on the frequency of future executive compensation advisory votes; and

5.	The transaction of other business, if any, that may properly come before the annual meeting or any adjournment of the meeting.

Who can vote?

To be able to vote on the above matters, you must have been a stockholder of record at the close of business on April 4, 2011, the record date for the annual meeting. The number of shares entitled to vote at the meeting is 76,349,956 shares of our common stock, which is the number of shares that were issued and outstanding on the record date.

How many votes do I have?

Each share of our common stock that you owned on the record date entitles you to one vote on each matter that is voted on.

Is my vote important?

Your vote is important regardless of how many shares you own. Please take the time to read the instructions below and vote. Choose the method of voting that is easiest and most convenient for you and please cast your vote as soon as possible.

How can I vote?

Stockholder of record: Shares registered in your name. If you are a stockholder of record, that is, your shares are registered in your own name, not in “street name” by a bank or brokerage firm, then you can vote in any one of the following two ways:

1.	You may vote over the Internet. If you have Internet access, you may vote your shares from any location in the world at www.proxyvote.com, by following the instructions on that site or on the “Vote by Internet” instructions on the enclosed proxy card.

2.	You may vote by telephone. You may vote your shares by calling 1-800-690-6903 and following the instructions provided, or following the “Vote by Phone” instructions on the enclosed proxy card.

3.	You may vote by mail. To vote by mail, you need to complete, date and sign the proxy card that accompanies this proxy statement and promptly mail it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our board of directors. Our board of directors recommends that you vote FOR proposals 1, 2 and 3 and that you vote for a frequency of every three years on proposal 4.

4.	You may vote in person. If you attend the annual meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot at the meeting. Ballots will be available at the meeting.

Beneficial owner: Shares held in “street name.” If the shares you own are held in “street name” by a bank or brokerage firm, then your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form. If you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of the appointment of our independent registered public accounting firm is considered to be a discretionary item on which banks and brokerage firms may vote. The election of directors, the advisory vote on executive compensation and the advisory vote on the frequency of future executive compensation advisory votes are considered to be non-discretionary items on which banks and brokerage firms may not vote, and therefore if you do not instruct your broker or representative regarding how you would like your shares to be voted, your bank or brokerage firm will not be able to vote on your behalf with respect to these three proposals. In the case of non-discretionary items, the shares will be treated as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

If you wish to come to the meeting to personally vote your shares held in “street name,” you will need to obtain a proxy card from the holder of record (i.e., your brokerage firm or bank).

Can I change my vote after I have mailed my proxy card?

Yes. If you are a stockholder of record, you can change your vote and revoke your proxy at any time before the polls close at the annual meeting by doing any one of the following things:

•	signing and returning another proxy card with a later date;

•	giving our corporate secretary a written notice before or at the meeting that you want to revoke your proxy; or

•	voting in person at the meeting.

Your attendance at the meeting alone will not revoke your proxy.

If you own shares in “street name,” your bank or brokerage firm should provide you with appropriate instructions for changing your vote.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote at the meeting, that is, at least 38,174,979 shares.

Shares of our common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

Election of Directors (Proposal 1). The affirmative vote of the holders of a plurality of the votes cast by the stockholders entitled to vote at the meeting is required for the election of directors.

Other Matters. The affirmative vote of the holders of a majority of the votes cast will be required for: approval of the ratification of the selection of the independent registered public accounting firm (Proposal 2); approval of the advisory vote on executive compensation (Proposal 3); and approval of one of the three frequency options under the advisory vote on the frequency of future executive compensation advisory votes (Proposal 4).

How will votes be counted?

Each share of common stock will be counted as one vote, whether executed by you directly or on a ballot voted in person at the meeting.

Shares that abstain from voting and broker non-votes will not be counted as votes in favor of, or with respect to, any of the proposals and will also not be counted as votes cast. Accordingly, abstentions and broker non-votes will have no effect on the outcome of any of the proposals. With respect to Proposal 4, if none of the three frequency options receives the vote of the holders of a majority of the votes cast, we will consider the frequency option (one year, two years or three years) receiving the highest number of votes cast by stockholders to be the frequency that has been recommended by stockholders. However, as described in more detail in Proposal 4, because this proposal is non-binding, our board of directors may decide that it is in the best interests of our stockholders and Curis to hold future executive compensation advisory votes more or less frequently.

Who will count the votes?

Broadridge Financial Solutions, Inc. will count, tabulate and certify the votes.

How does the board of directors recommend that I vote on the proposals?

Our board of directors recommends that you vote:

FOR the election of three Class III directors for a term of three years expiring at the 2014 annual meeting of stockholders;

FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2011 fiscal year;

FOR the approval of the compensation of our named executive officers; and

FOR a frequency of three years for how frequently you prefer we conduct an advisory vote of stockholders on the compensation of our named executive officers.

Will any other business be conducted at the annual meeting or will other matters be voted on?

We are not aware of any other business to be conducted or matters to be voted upon at the meeting. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal. Our bylaws establish the process for a stockholder to bring a matter before a meeting. See “Stockholder Proposals for 2012 Annual Meeting” on page 47 of this proxy statement.

Where can I find the voting results?

We will report the voting results from the annual meeting in a Form 8-K filed with the U.S. Securities and Exchange Commission, or SEC, within four business days following the annual meeting.

Who bears the costs of soliciting proxies?

We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, facsimile and personal interviews. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

How can I obtain a copy of Curis’ Annual Report on Form 10-K?

Our Annual Report on Form 10-K is available in the “Investors” section of our website at www.curis.com. Alternatively, if you would like us to send you a copy, without charge, please contact:

Curis, Inc.

4 Maguire Road

Lexington, MA 02421

Attention: Secretary

(617) 503-6500

If you would like us to send you a copy of the exhibits listed on the exhibit index of the Annual Report on Form 10-K, we will do so upon your payment of our reasonable expenses in furnishing a requested exhibit.

Whom should I contact if I have any questions?

If you have any questions about the annual meeting or your ownership of our common stock, please contact our secretary at the address, telephone number listed above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of December 31, 2010, with respect to the beneficial ownership of shares of our common stock by:

•	each person known to us to beneficially own more than 5% of the outstanding shares of common stock,

•	each director named in this proxy statement,

•	each of the principal executive officer, the principal financial officer, the three other most highly compensated executive officers who were serving as executive officers on December 31, 2010, and

•	all directors and executive officers as a group.

The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the SEC. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has voting or investment power, or shares such power, plus any shares that the person may acquire within 60 days, including through the exercise of stock options. For each person named in the table, the number in the “Shares Acquirable Within 60 Days” column consists of shares underlying stock options or warrants that may be exercised within 60 days after December 31, 2010. Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed. The inclusion in the table of any shares does not constitute an admission of beneficial ownership of those shares by the named stockholder. For each person, the “Number of Shares Beneficially Owned” column may include shares of common stock attributable to the person due to that person’s voting or investment power or other relationship.

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Curis, Inc., 4 Maguire Road, Lexington, Massachusetts 02421.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	+	Shares Acquirable Within 60 Days	=	Total Beneficial Ownership	Percent of Common Stock Beneficially Owned (2)
5% Stockholder:
First Eagle Investment Management, LLC (3)	17,386,067		245,073		17,631,140	23.2%
BlackRock, Inc. (4)	4,262,432		—		4,262,432	5.6%

Directors and Executive Officers:
James R. McNab, Jr. (5)	1,130,663		695,000		1,825,663	2.4%
Susan B. Bayh	20,000		306,250		326,250	*
Joseph M. Davie, Ph.D., M.D.	20,000		305,000		325,000	*
Martyn D. Greenacre	35,138		430,000		465,138	*
Kenneth I. Kaitin, Ph.D.	20,000		165,000		185,000	*
Marc Rubin, M.D.	26,596		25,000		51,596	*
James R. Tobin (6)	92,477		480,000		572,477	*
Daniel R. Passeri	65,000		2,982,149		3,047,149	3.9%
Michael P. Gray	86,613		1,198,094		1,284,707	1.7%
Changgeng Qian, Ph.D., M.D.	5,014		877,000		882,014	1.2%
Mark W. Noel	27,540		721,035		748,575	*
Mitchell Keegan, Ph.D.	—		181,875		181,875	*

All current directors and executive officers as a group (12 persons)	1,529,041		8,366,403		9,895,444	11.8%

*	Less than 1% of the outstanding common stock.
(1)	None of our directors or named executive officers have pledged any of their shares as security.
(2)	The percent of ownership for each stockholder on December 31, 2010 is calculated by dividing (1) the stockholder’s Total Beneficial Ownership (i.e., the total number of shares beneficially owned plus the shares acquirable within 60 days) by (2) the sum of 75,756,161 shares of our common stock that were outstanding on December 31, 2010 plus shares of common stock subject to options, warrants or other rights held by such person that will be exercisable within 60 days of December 31, 2010.

(3)	First Eagle Investment Management, LLC (“FEIM”) (formerly known as Arnhold and S. Bleichroeder Advisers, LLC), may be deemed to be the beneficial owner of 17,631,140 shares (assuming exercise of warrants to acquire 245,073 shares), or 23.2% of the shares believed to be outstanding, as a result of acting as investment adviser to various clients. 21 April Fund, Ltd., a Cayman Islands company for which FEIM acts as investment adviser, may be deemed to beneficially own 6,563,573 of the 17,631,140 shares (assuming exercise of warrants to acquire 68,250 shares). First Eagle Value in Biotechnology Master Fund, Ltd., a Cayman Islands company for which FEIM acts as investment adviser, may be deemed to beneficially own 5,463,162 of the 17,631,140 shares (assuming exercise of warrants to acquire 70,073 shares). This information is based on a Schedule 13G/A filed on March 16, 2011 by FEIM. The principal business address of FEIM is 1345 Avenue of the Americas, New York, New York 10105.
(4)

This information is based on a Schedule 13G filed on February 4, 2011 by BlackRock, Inc., the parent holding company of BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Advisors LLC, and BlackRock Investment Management LLC. The principal business address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(5)	Consists of 799,688 shares held directly by Mr. McNab, 130,975 shares held by the McNab Family LLC, and 200,000 shares held by the JR & MW McNab Operating LP.
(6)	Includes 46,239 shares of common stock and options to purchase 227,500 shares of common stock that Mr. Tobin transferred pursuant to a property settlement agreement by and between Mr. Tobin and his spouse that was approved on October 4, 2010. Mr. Tobin disclaims beneficial ownership of these shares.

PROPOSAL 1—ELECTION OF DIRECTORS

Directors and Nominees for Directors

Our board of directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. Our board of directors currently consists of three Class III directors, Susan B. Bayh, Martyn D. Greenacre and Kenneth I. Kaitin, two Class I directors, James R. McNab, Jr. and James R. Tobin, and three Class II directors, Joseph M. Davie, Daniel R. Passeri and Marc Rubin. The Class III, Class I and Class II, directors will serve until the annual meetings of stockholders to be held in 2011, 2012 and 2013 respectively, and until their respective successors are elected and qualified. At the Annual Meeting, Class III directors will stand for election.

Our board of directors has nominated Ms. Bayh, Mr. Greenacre and Dr. Kaitin as nominees for election as Class III directors, each to serve for three-year terms, until the 2014 annual meeting of stockholders or until their respective successors are elected and qualified. Each of the nominees is currently serving as a director. All of the nominees have indicated their willingness to serve, if elected; however, if any nominee should be unable to serve, the shares of common stock represented by proxies will be voted for a substitute nominee designated by the board of directors.

For each member of the board whose term of office as a director continues after the meeting, including those who are nominees for election as Class III directors, there follows information given by each concerning his or her principal occupation and business experience for at least the past five years, the names of other publicly-held companies for which he or she serves as a director or has served as a director during the past five years, his or her age and length of service as our director and the specific experience, qualifications, attributes or skills that led to the conclusion that the person should serve as a director of Curis. There are no familial relationships among any of our directors, nominees for director and executive officers. In addition to the detailed information presented below for each of our directors, we also believe that each of our directors is qualified to serve on our board and has the integrity, business acumen, knowledge and industry experience, diligence, freedom from conflicts of interest and the ability to act in the interests of our stockholders.

The following table sets forth our directors and their respective ages and positions as of December 31, 2010:

Name	Age	Position
Susan B. Bayh (1)(3)	51	Director
Joseph M. Davie, Ph.D., M.D.	71	Director
Martyn D. Greenacre (2)(3)	69	Director
Kenneth I. Kaitin, Ph.D. (1)(2)	57	Director
James R. McNab, Jr. (3)	66	Chairman of the Board
Daniel R. Passeri	50	President and Chief Executive Officer, Director
Marc Rubin, M.D. (2)	55	Director
James R. Tobin (1)	66	Director

(1)	Member of the compensation committee.
(2)	Member of the nominating and corporate governance committee.
(3)	Member of the audit committee.

Susan B. Bayh has served on our board since October 2000. From 1994 to 2001, Ms. Bayh served as the Commissioner of the International Commission between the United States and Canada, overseeing compliance with environmental and water level treaties for the United States-Canadian border. From 1994 to 2004, Ms. Bayh also served as Distinguished Visiting Professor at the College of Business Administration at Butler University. From 1989 to 1994, Ms. Bayh served as an attorney in the Pharmaceutical Division of Eli Lilly and Company, a pharmaceutical company. Ms. Bayh serves as a director of Dyax Corporation, Dendreon Corporation, Wellpoint, Inc. and Emmis Communications Corporation. Previously, within the past five years, Ms. Bayh served as a director of Nastech Pharmaceutical Company Inc. and MDRNA, Inc. Ms. Bayh received a J.D. from the University of Southern California Law Center and a B.A. from the University of California at Berkeley. We believe that Ms. Bayh’s qualifications to serve on our board include her experience in regulatory and compliance matters as well as her considerable experience as a director of other public companies, including companies that are focused on the research and development of cancer therapies.

Joseph M. Davie, Ph.D., M.D., has served on our board since July 2003. From 1993 until his retirement in 2000, Dr. Davie was the Senior Vice President of Research at Biogen, Inc. (now Biogen Idec), a biotechnology company. From 1987 to 1993, Dr. Davie held several senior positions at G.D. Searle & Co., a pharmaceutical company, including Senior Vice President of Science and Technology and President of Research and Development. Dr. Davie was professor and head of the Department of Microbiology and Immunology at Washington University School of Medicine from 1975 to 1987. Dr. Davie currently serves as a director of Stratatech Corporation and Ocera Therapeutics, Inc., privately-held biotech companies and as a director of Memorylink Corporation, a privately held electronics company. Previously, during the past five years, Dr. Davie served as a director of two public companies, Targeted Genetics Corporation and CV Therapeutics, Inc. Dr. Davie received his A.B., M.A. and Ph.D. in bacteriology from Indiana University and his M.D. from Washington University School of Medicine. We believe that Dr. Davie’s qualifications to serve on our board include his extensive experience and knowledge of oncology drug development as well as his experience as a director of other public companies.

Martyn D. Greenacre has served on our board since February 2000 and was a director of Creative BioMolecules, Inc., a predecessor life science company, from June 1993 to July 2000. Mr. Greenacre has served as Chairman of Life Mist L.L.C., a privately-held company in the field of fire suppression, since September 2001. From June 1997 to June 2001, Mr. Greenacre was Chief Executive Officer of Delsys Pharmaceutical Corporation, a drug formulation company. From 1993 to 1997, Mr. Greenacre was President and Chief Executive Officer of Zynaxis, Inc., a biopharmaceutical company. Mr. Greenacre also serves as a director of Cephalon, Inc. and Acusphere, Inc. Previously, during the past five years, Mr. Greenacre served as a director of Orchestra Therapeutics, Inc. and as a director and Chairman of BMP Sunstone Corporation. Mr. Greenacre received an M.B.A. from Harvard Business School and a B.A. from Harvard College. We believe that Mr. Greenacre’s qualifications to serve on our board include his years of experience as President and Chief Executive Officer of various biotech and pharmaceutical companies as well as his experience as a director of other public companies.

Kenneth I. Kaitin, Ph.D., has served on our board since November 2003. Since 1998, Dr. Kaitin has been the Director of the Tufts Center for the Study of Drug Development, an academic drug policy research group providing strategic information to help drug developers, regulators, and policy makers improve the quality and efficiency of the drug development process. From 2003 to 2009, Dr. Kaitin was an Associate Professor of Medicine at the Tufts University School of Medicine. Since 2010, Dr. Kaitin has held a primary appointment as Research Professor at the Tufts University School of Medicine, as well as secondary appointments as Professor of Medicine and Professor of Pharmacology and Experimental Therapeutics at Tufts University School of

Medicine. Since 1999, he has served on the faculty of the European Center for Pharmaceutical Medicine at the University of Basel, and since 2006 he has been a visiting lecturer at the Tuck School of Business at Dartmouth College. Dr. Kaitin has written extensively on a broad range of drug development issues and has provided public testimony before the U.S. Congress in hearings on pharmaceutical innovation and FDA reform. An internationally recognized expert on the science of drug development, Dr. Kaitin is regularly quoted in the business and trade press on R&D trends in the research-based drug industry and new models of innovation. He is a former Editor-in-Chief of the Drug Information Journal and from 1997 to 1998 he was President of the Drug Information Association. He is currently Editor-in-Chief of Expert Review of Clinical Pharmacology, and he serves on the editorial boards of a number of peer-review journals. Dr. Kaitin also serves as a director of Bio-Tree Systems, Inc., a privately-held informatics company, Erevnos Corporation, a privately-held imaging company, Centerphase Solutions, Inc., a privately-held information technology company, and New England Healthcare Institute, a non-profit organization. Previously, within the past five years, Dr. Kaitin served as a director of Phase Forward Inc. Dr. Kaitin received an M.S. and Ph.D. in pharmacology from the University of Rochester and a B.S. from Cornell University. We believe that Dr. Kaitin's qualifications to serve on our board include his expertise in the economics of drug development and biopharmaceutical innovation and his extensive knowledge on a broad range of drug development and life-sciences industry issues.

James R. McNab, Jr. has served on our board since February 2000 and has served as Chairman of our board since May 2002. Mr. McNab is a co-founder and served as the chairman of the board of directors of Reprogenesis, Inc., a predecessor life science company, from July 1996 to July 2000. Since 1998, Mr. McNab has served as Chief Executive Officer and Chairman of Palmetto Pharmaceuticals, Inc., formerly eNOS Pharmaceuticals, Inc., a privately-held drug discovery company of which he is a co-founder. In addition, Mr. McNab is a co-founder of other privately-held companies, including Sontra Medical Corporation, a drug delivery company, and Parker Medical Associates, a manufacturer and worldwide supplier of orthopedic and sports-related products. Since January 2009, Mr. McNab has served as executive chairman of FirstString Research, Inc., a privately-held biopharmaceutical company. Mr. McNab received a B.A. in economics from Davidson College and an M.B.A. from the University of North Carolina at Chapel Hill. We believe that Mr. McNab’s qualifications to serve on our board include his decades of experience as chairman, founder and/or Chief Executive Officer of various pharmaceutical, medical device and biotechnology companies, including his experience as co-founder of one of our predecessor companies. Mr. McNab has also founded and managed companies in other industries and we believe that his broad range of entrepreneurial creation and oversight is valuable to a small biotechnology company such as Curis.

Daniel R. Passeri has served as our President and Chief Executive Officer and as a director since September 2001. From November 2000 to September 2001, Mr. Passeri served as our Senior Vice President, Corporate Development and Strategic Planning. From March 1997 to November 2000, Mr. Passeri was employed by GeneLogic Inc., a biotechnology company, most recently as Senior Vice President, Corporate Development and Strategic Planning. From February 1995 to March 1997, Mr. Passeri was employed by Boehringer Mannheim, a pharmaceutical, biotechnology and diagnostic company, as Director of Technology Management. Mr. Passeri received a J.D. from the National Law Center at George Washington University, an M.Sc. in biotechnology from the Imperial College of Science, Technology and Medicine at the University of London and a B.S. in biology from Northeastern University. We believe that Mr. Passeri’s qualifications to serve on our board include his extensive experience in corporate strategy and development, intellectual property strategy and oversight, and technology licensing, as each of these elements are critical to our overall business strategy.

Marc Rubin, M.D., has served on our board since June 2010. Since May 2009, Dr. Rubin has served as Executive Chairman of Titan Pharmaceuticals, Inc., a biopharmaceutical company, and he served as its President and Chief Executive Officer from October 2007 to December 2008. From June 2006 to February 2007, Dr. Rubin served as Head of Global Research and Development for Bayer Schering Pharma AG, a pharmaceutical company, as well as a member of the Executive Committee of Bayer Healthcare, a pharmaceutical and medical products company and subsidiary of Bayer AG, and the Board of Management of Bayer Schering Pharma AG. From October 2003 until the merger of Bayer AG and Schering AG in June 2006, Dr. Rubin was a member of the Executive Board of Schering AG, as well as Chairman of Schering Berlin Inc. and President of Berlex Pharmaceuticals, a division of Schering AG. From 1990 to August 2003, Dr. Rubin held various positions in global clinical and commercial development at GlaxoSmithKline plc, as well as the position of Senior Vice President of Global Clinical Pharmacology & Discovery Medicine from 2001 to 2003. Prior to his pharmaceutical industry career, Dr. Rubin completed subspecialty training and board certification in both medical oncology and infectious diseases at the National Cancer Institute within the National Institutes of Health from 1983 to 1986. From 1986 to 1989, Dr. Rubin also served as an Investigator and on the Senior Staff of the infectious diseases section at the National Cancer Institute. Dr. Rubin also serves as a director of Surface Logix, Inc. and the Rogosin Institute. Previously, within the past five years, Dr. Rubin served as a director of Medarex, Inc. Dr. Rubin holds an M.D. from Cornell University Medical College. We believe that Dr. Rubin’s qualifications to serve on our board include his extensive experience in clinical development as well as his medical, commercial and scientific expertise having held executive-level clinical development positions with Bayer Schering Pharma AG, Schering AG and GlaxoSmithKline plc.

James R. Tobin has served on our board since February 2000. From 1995 to July 2000, Mr. Tobin was a member of the board of directors of Creative BioMolecules, Inc., a predecessor life science company. From June 1999 to July 2009, Mr. Tobin served as Chief Executive Officer and President of Boston Scientific Corporation, a medical device company. Mr. Tobin was employed by Biogen, Inc. (now Biogen Idec), as President and Chief Executive Officer from February 1997 to December 1998 and President and Chief Operating Officer from February 1994 to February 1997. Prior to joining Biogen, Mr. Tobin was employed by Baxter International Inc., a health care products company, where he served as President and Chief Operating Officer from 1992 to 1994, as Executive Vice President from 1988 to 1992 and in various management positions prior to 1988. During the past five years, Mr. Tobin served as a director of Boston Scientific Corporation and Applera Corporation. Mr. Tobin received an M.B.A. from Harvard Business School and a B.A. from Harvard College. We believe that Mr. Tobin’s qualifications to serve on our board include his decades of experience as President and Chief Executive Officer or Chief Operating Officer of three large biotechnology and medical device companies. In addition, his qualifications include his past experience as a director of Boston Scientific Corporation and one of our predecessor companies, as well as his experience in corporate strategy and organizational expertise.

Board Recommendation

OUR BOARD OF DIRECTORS BELIEVES THAT THE ELECTION OF SUSAN B. BAYH, MARTYN D. GREENACRE AND KENNETH I. KAITIN TO SERVE AS CLASS III DIRECTORS IS IN THE BEST INTERESTS OF CURIS AND OUR STOCKHOLDERS AND, THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE NOMINEES.

CORPORATE GOVERNANCE

Our board of directors believes that good corporate governance is important to ensure that Curis is managed for the long-term benefit of stockholders. This section describes key corporate governance guidelines and practices that our board of directors has adopted. Complete copies of our corporate governance guidelines, committee charters and code of conduct are available on the Investors – Governance section of our website, www.curis.com. Alternatively, you can request a copy of any of these documents by writing to our secretary at the following address: Curis, Inc., 4 Maguire Road, Lexington, MA 02421.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of Curis and our stockholders. These guidelines, which provide a framework for the conduct of the board of directors’ business, provide that:

•	the board of directors’ principal responsibility is to oversee the management of Curis;

•	a majority of the members of the board of directors shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	all directors are encouraged to participate in continuing director education on an ongoing basis; and

•	periodically, the board of directors and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Determination of Independence

Under applicable Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of our board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board has determined that none of Ms. Bayh, Dr. Davie, Mr. Greenacre, Dr. Kaitin, Mr. McNab, Dr. Rubin or Mr. Tobin has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Stock Market, Inc. Marketplace Rules.

Board Meetings and Attendance

Our corporate governance guidelines provide that directors are expected to attend the annual meeting of stockholders. All directors attended the 2010 annual meeting of stockholders, except Dr. Rubin, who was elected after the 2010 annual meeting. The board met nine times during the fiscal year ended December 31, 2010, either in person or by teleconference. During the fiscal year ended December 31, 2010, all of our directors attended at least 75% of our board meetings and meetings of the committees on which he or she then served.

Board Leadership Structure

Our board has chosen to separate the role of our chief executive officer and the role of chairman of our board. We believe that this separation is appropriate since our chief executive officer is responsible for the strategic direction of our company, while the chairman of our board is responsible for overseeing the function of the board and for providing guidance to our chief executive officer as needed.

Board’s Role in Risk Oversight

The chairman of our board along with the audit committee and the nominating and corporate governance committee are primarily responsible for the oversight of risk and for periodically reporting on such risk oversight to the full board.

Board Committees

Our board has established three standing committees – audit, compensation, and nominating and corporate governance – each of which operates under a charter that has been approved by our board. Current copies of each committee’s charter are posted on our website, www.curis.com.

Our board has determined that all of the members of each of the board of directors’ three standing committees are independent as defined under the rules of the Nasdaq Stock Market, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Audit Committee

The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•

pre-approving all audit and non-audit services of our independent registered public accounting firm, except for de minimis non-audit services which are approved in accordance with applicable SEC rules, including meeting with our independent registered public accounting firm prior to the annual audit to discuss the planning and staffing of the audit;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

•

reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures, earnings releases and other publicly disseminated financial information;

•

reviewing and discussing with our independent registered public accounting firm matters concerning the quality, not just the acceptability, of our accounting determinations, particularly with respect to judgmental areas;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the independent auditor and procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management on a quarterly basis;

•	reviewing and approving or ratifying any related person transactions;

•

establishing, and periodically reviewing, complaint procedures for (i) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the audit committee report required by SEC rules, which is included on page 18 of this proxy statement.

The members of the audit committee are Ms. Bayh, Mr. Greenacre (Chair) and Mr. McNab. The audit committee met five times during the fiscal year ended December 31, 2010. The board of directors has determined that Mr. Greenacre is an “audit committee financial expert” as defined by applicable SEC rules.

Compensation Committee

The compensation committee’s responsibilities include:

•	determining the chief executive officer’s compensation;

•	reviewing and approving, or making recommendations to the board with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to the board with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included beginning on page 20 of this proxy statement;

•	preparing the compensation committee report required by SEC rules, which is included on page 42 of this proxy statement; and

•	reviewing and making recommendations to the board with respect to management succession planning.

The processes and procedures followed by our compensation committee in considering and determining executive and director compensation are described below under the heading “Executive and Director Compensation Processes.”

The members of the compensation committee are Ms. Bayh, Dr. Kaitin and Mr. Tobin (Chair). The compensation committee met seven times during the fiscal year ended December 31, 2010.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to the board the persons to be nominated for election as directors and to each of the board’s committees; and

•	overseeing an annual evaluation of the board.

The processes and procedures followed by the nominating and corporate governance committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process.”

The current members of the nominating and corporate governance committee are Dr. Kaitin (Chair), Mr. Greenacre and Dr. Rubin. The nominating and corporate governance committee met three times during the fiscal year ended December 31, 2010.

Executive and Director Compensation Processes

The compensation committee oversees our compensation programs. In this capacity, the compensation committee determines and approves all compensation decisions related to our executive officers. In addition, the compensation committee periodically reviews and makes recommendations to the board with respect to director compensation. With respect to the grant of equity compensation awards, the compensation committee may form, and delegate authority to, one or more subcommittees as it deems appropriate from time to time under the circumstances (including (a) a subcommittee consisting of a single member and (b) a subcommittee consisting of at least two members, each of whom qualifies as a “non-employee director,” as such term is defined from time to time in Rule 16b-3 promulgated under the Exchange Act, and an “outside director,” as such term is defined from time to time in Section 162(m) of the Internal Revenue Code of 1986, as amended). The compensation committee did not form or delegate authority to any subcommittees during the fiscal year ending December 31, 2010.

The compensation committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of executive officer compensation and has the sole authority to approve the consultant’s fees and other retention terms. The compensation committee also has authority to commission compensation surveys or studies as the need arises. Periodically, the compensation committee retains an independent third party compensation consultant to review director and officer compensation. The compensation committee engaged a compensation consultant during fiscal 2010 to review director and officer compensation.

Compensation committee meetings typically have included, for all or a portion of each meeting, our chief financial officer and, for meetings in which executive officer compensation decisions are made, the chairman of our board and our chief executive officer. The compensation committee typically seeks the chairman’s input in compensation matters involving our chief executive officer. The chief executive officer provides input on all other executive officer compensation matters including the appropriate mix of compensation for such other officers. The chief executive officer and the chief financial officer do not attend the portion of any meeting or otherwise participate in any decisions regarding their respective compensation.

Risks Arising from Compensation Policies and Practices

Employee compensation generally consists of salary, stock option awards and, depending on overall company performance among other things, discretionary cash bonus payments. We have reviewed our compensation policies and practices for all employees and have concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on our company.

Director Nomination Process

The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the nominating and corporate governance committee and the board.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the nominating and corporate governance committee will apply the criteria set forth in its charter. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, freedom from conflicts of interest and the ability to act in the interests of all stockholders. Our nominating and corporate governance charter provides that the value of diversity on our board should be considered by the nominating and corporate governance committee. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities. We do not discriminate against candidates based on their race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting candidate names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Secretary, Curis, Inc., 4 Maguire Road, Lexington, MA 02421. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the committee or the board of directors, by following the procedures set forth under “Stockholder Proposals for 2012 Annual Meeting.”

Communicating with the Independent Directors

The board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the board of directors is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the board considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board should address such communications to the Chairman of the Board of Directors, c/o Secretary, Curis, Inc., at 4 Maguire Road, Lexington, MA 02421.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. We have posted a current copy of the code on our website, www.curis.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ stock market listing standards concerning any amendments to, or waivers of, any provision of the code. We have not had any waivers of any provision of this code as of the date of this proxy statement.

Policies and Procedures for Related Person Transactions

Our board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Curis is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our chief financial officer and/or general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the board’s audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction at the next meeting of the committee. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually. The audit committee will review and consider such information regarding the related person transaction as it deems appropriate under the circumstances.

The audit committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is not inconsistent with Curis’ best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, and (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

Audit Committee Report

The audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2010, and has discussed these financial statements with our management and our independent registered public accounting firm.

Our management is responsible for the preparation of our financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. Our independent registered public accounting firm is responsible for conducting an independent audit of our annual financial statements in accordance with the standards of the Public Company Accounting Oversight Board and issuing a report on the results of their audit. The audit committee is responsible for providing independent, objective oversight of these processes.

The audit committee has also received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. SAS 61, as amended, requires our independent registered public accounting firm to discuss with the audit committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

The audit committee has received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding our independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm their independence from Curis.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010.

Submitted by the audit committee of our board of directors.

Martyn D. Greenacre (Chair)

Susan B. Bayh

James R. McNab, Jr.

Independent Registered Public Accounting Firm’s Fees and Other Matters

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years:

Fee Category	2010	2009
Audit Fees (1)	$305,000	$272,500
Audit-related fees (2)	35,000	53,000
All Other Fees (3)	1,500	1,500

Total Fees	$341,500	$327,000

(1)	Audit fees consist of fees for the audit of our financial statements, the audit of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements. 100% of the audit fees for 2010 and 2009 were pre-approved by the audit committee. These amounts exclude reimbursement of out of pocket expenses of $3,250 and $2,610 for 2010 and 2009, respectively.
(2)	Audit-related fees for 2009 and 2010 consist of fees associated with our registered direct offering which was initiated in December 2009, including a comfort letter. In addition, in 2010 we incurred fees associated with various registration statement filings.
(3)	Other fees consist of an annual license fee for use of Comperio, accounting research software. None of the other fees incurred during 2010 and 2009 were for services provided under the de minimis exception to the audit committee pre-approval requirements. 100% of these fees for 2010 and 2009 were pre-approved by the audit committee.

Pre-Approval Policy and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the audit committee specifically approves the service in advance or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The audit committee has also delegated to the chairman of the audit committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by a member of the audit committee pursuant to this delegated authority is reported on at the next meeting of the audit committee.

EXECUTIVE AND DIRECTOR COMPENSATION AND RELATED MATTERS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our compensation strategy, policies, programs and practices for our executive officers identified in the “Summary Compensation Table.” Our executive officers consist of our chief executive officer, our chief financial officer and the three next most highly paid executive officers of the company. Compensation decisions for our executive officers are made by the compensation committee of our board of directors.

Executive Summary

The compensation paid to our named executive officers in 2010 reflected our primary objectives of attracting and retaining key executive officers critical to our long-term success, recognizing and rewarding overall company performance and each executive officer’s individual performance and level of responsibility, as well as continuing to align our executive officers’ incentives with stockholders’ interests.

2010 Corporate Results

We achieved a number of significant corporate goals in 2010 including:

•	the completion of our phase 1 dose escalation of CUDC-101;

•	initiating a phase I expansion trial of CUDC-101 in additional tumor types;

•	continuing to progress research and development activities on our other preclinical proprietary targeted cancer programs;

•	progress with our licensee Debiopharm to advance our heat shock protein 90, or Hsp90, compound into phase I clinical testing, resulting in an aggregate of $11 million in payments in 2010; and

•	meeting planned objectives within our 2010 operating budget.

Pay-for-Performance

In 2010, the compensation committee adhered to its long-standing pay-for-performance philosophy. As such, a significant portion of total 2010 executive compensation was comprised of cash incentives and long-term compensation based on corporate performance. The average of our executive officers’ base salary comprised 39% of total executive officer compensation.

Key compensation decisions for 2010 were as follows:

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Our compensation committee increased the base salaries for our executive officers in February 2010 to bring their salaries back to their respective levels prior to an October 2008 salary reduction that was undertaken primarily as a result of adverse economic and capital market conditions and to conserve cash. The compensation committee made these 2010 adjustments to base salaries for our executive officers primarily in recognition of the favorable performance of our executive officers in generating significant additional cash resources to fund our strategic plan in a difficult economic environment and our improved financial condition at the beginning of 2010 as compared to the beginning of 2009.

•

In February 2010, the compensation committee approved the payment of discretionary bonuses to our executive officers of an aggregate of $475,000. Although the determination to pay these bonuses was made, in part, in recognition of favorable corporate performance including in generating additional working capital, two-thirds of the bonus payment amount was contingent upon, and paid to, our executive officers following our receipt in March 2010 of, an $8,000,000 contingent payment from our licensee, Debiopharm. The remaining one-third was contingent upon, and paid to, our executive officers in August 2010 following our receipt of a contingent payment from Debiopharm for its treatment of the fifth patient in the phase I clinical trial for our Hsp90 compound. The bonus amounts ranged between 20% and 42% of the respective executive officer’s 2010 base salary.

•

In January 2011, the compensation committee approved the payment of an additional discretionary one-time bonus to our executive officers of an aggregate of $158,334 in recognition of the achievement of key 2010 operating goals, as described in this proxy statement. These discretionary bonuses ranged between 7% and 14% of the respective executive officer’s 2010 base salary.

•

In February 2010, the compensation committee granted stock options to our executive officers that had an expected value on a Black-Scholes basis that was between the 50th and 75th percentiles of the then-applicable peer group. The purpose of these equity grants was to create an incentive for our executive officers to increase shareholder value over time through stock price growth, thereby aligning our executives’ interests with those of our stockholders.

In 2010, our compensation committee also considered whether or not to implement stock ownership guidelines for our executive officers and directors. Based upon the fact that the current stock ownership of our officers and directors is aligned with prevalent practice, the compensation committee determined that it would continue to monitor the adoption of ownership policies among Curis’ peer group and the broader pre-commercial life sciences sector and would not recommend the implementation of stock ownership guidelines at this time.

Our Compensation Program

The primary objectives of the compensation committee with respect to executive officer compensation are to:

•	attract and retain key executive officers critical to our long-term success;

•	recognize and reward overall company performance and each executive officer’s individual performance and level of responsibility; and

•	align our executive officers’ incentive compensation with stockholder interests.

To achieve these objectives, the compensation committee has previously set base salary and total cash compensation at approximately the 50th percentile and long-term incentive compensation at the 75th percentile of peer company benchmarking data. Towers Watson, an independent compensation consulting firm has been retained by, and reports to, our compensation committee. Towers Watson undertook benchmarking assessments of executive compensation in May 2007 and of short-term incentive plans in 2008. The information from these assessments has been utilized by our chief executive officer in making recommendations to our compensation committee, and by our compensation committee in making compensation decisions, for fiscal 2010.

In September 2010, our compensation committee again retained Towers Watson to serve as an independent outside consultant reporting directly to the compensation committee with respect to executive and director compensation and stock ownership guidelines. Towers Watson was engaged to, among other things, conduct a benchmarking assessment of our executive officer compensation. The results of the benchmarking assessment were presented to our compensation committee and were utilized by our compensation committee in setting 2011 compensation for our executive officers. The benchmarking was based upon:

•

comparative compensation data for 14 companies in our industry that were recommended by Towers Watson and adopted by the compensation committee as appropriate peer companies based upon each company’s financial profile, state of development and oncology focus; and

•	a review of executive officer compensation data for companies in the 2010 Radford Global Life Sciences Compensation Survey with a headcount of less than 50 employees.

The peer group companies are as follows:

Antigenics, Inc.	Keryx Biopharmaceuticals, Inc.
Arqule, Inc.	Oxigene, Inc.
AVEO Pharmaceuticals, Inc.	Pharmacyclics Inc.
Celldex, Inc.	Sunesis Pharmaceuticals, Inc.
Idera Pharmaceuticals, Inc.	Telik, Inc.
Immunomedics, Inc.	Threshold Pharmaceuticals, Inc.
Infinity Pharmaceuticals, Inc.	ZIOPHARM Oncology, Inc.

The elements of compensation included in the benchmarking assessment consisted of base salary, short-term annual incentive compensation opportunities, total cash compensation, the fair value of long-term incentive awards and actual total direct compensation for each of our executive officers as compared to the peer group companies. Towers Watson conducted a competitive analysis of compensation at the 25th, 50th and 75th percentiles of the benchmarking data. The benchmarking assessment showed that our executive officers’ 2010 base salary levels were generally at or below the 50th percentile of our peer group companies, but that total 2010 cash compensation paid to our executive officers, which includes short-term incentive awards, were generally at or above the 50th percentile. Long-term incentive compensation was above the 50th percentile but below the 75th percentile of the peer group companies.

Other than pursuant to its September 2010 engagement, Towers Watson does not currently provide any other services to our compensation committee or to us.

In determining executive compensation, the compensation committee also considers the overall performance and financial condition of the company and each individual executive officer’s performance in contributing to company performance. The company’s corporate goals and objectives are established through a process that involves input by our board and executive officers, including our chief executive officer. Management reports on progress towards the achievement of these goals as part of our periodic board of directors meetings. The compensation committee believes that aligning executive compensation with the successful achievement of these goals has the potential to create long-term value for our shareholders.

Our chief executive officer evaluates the performance of each of the other executive officers at least once annually against established company goals and objectives for such executive officer and also takes into consideration each executive officer’s contribution to the achievement of company goals and objectives. These annual assessments are provided either orally or through a written periodic review. The chief executive officer provides recommendations to the compensation committee for all elements of compensation of our other executive officers based upon these evaluations, and the compensation committee considers our chief executive officer’s assessments when determining compensation for our executive officers other than our chief executive officer. The compensation committee evaluates the performance of the chief executive officer based upon its assessment of the chief executive officer’s performance, and this assessment is updated at periodic meetings as well as through recommendations from the chairman of our board of directors. Our chief executive officer does not participate in the determination of his own compensation.

The following were the key company goals and objectives for 2010:

•	complete phase I dose escalation clinical trial of CUDC-101, our first-in-class HDAC/EGFR/Her2 inhibitor;

•	initiate a phase I expansion trial of CUDC-101 in additional tumor types;

•	continue to coordinate with our collaborator Genentech on its ongoing clinical studies and development of GDC-0499, a hedgehog pathway inhibitor;

•	coordinate with our licensee Debiopharm to assist Debiopharm’s progression of Debio 0932, our heat shock protein 90, or Hsp90, inhibitor into a phase I clinical trial;

•	continue to progress research and development activities on our other preclinical proprietary targeted cancer programs;

•	engage in collaboration discussions and seek to enter into a transaction for at least one proprietary targeted cancer program;

•	determine possible financing plans for 2010 as market conditions and other factors permit;

•	continue to meet with institutional investors and research analysts to increase potential investor awareness and interest; and

•	meet planned objectives within the 2010 operating budget.

For a further discussion of the processes and procedures used by our compensation committee in considering and determining executive and director compensation, see “Executive and Director Compensation Processes” beginning on page 15 of this proxy statement.

Elements of Compensation and Analysis of 2010 Payments

The elements of executive officer compensation vary from year to year and generally consist of the following:

•	base salary;

•	discretionary annual bonuses;

•	short-term cash incentives;

•	stock option and restricted stock awards;

•	insurance, retirement and other employee benefits; and

•	change in control and severance benefits.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. The compensation committee, after considering information including company performance, individual executive officer performance, the financial condition of the company, benchmarking data and other market compensation for executive officers at other similarly-sized oncology-focused companies, determines what it believes to be the appropriate level and mix of the various compensation components.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. Base salaries for our executive officers are established based on the scope of their responsibilities, periodically taking into account competitive market compensation paid by other companies for similar positions as well as the financial condition of the company. Base salaries are reviewed annually, and adjusted from time to time to reflect promotions and to realign salaries with market levels after taking into account individual responsibilities, performance and experience as well as the financial health of the company. The compensation committee believes that executive officer base salaries should approximate the 50th percentile of the range of salaries for executive officers in similar positions with similar responsibilities at comparable companies.

In October 2008, our compensation committee reduced the base salaries for our executive officers as part of our efforts to conserve our cash resources and in reaction to unfavorable general economic and capital market conditions existing at the time. Also in October 2008, each executive officer was granted a stock option award (except Mr. Gray, who received a restricted stock award) pursuant to our 2000 stock incentive plan, such award to be fully vested on October 24, 2009, which is the one-year anniversary of the base salary reduction. These awards were made by the compensation committee to offset the concomitant decrease in base compensation for each executive officer. Dr. Keegan was hired as our executive director, development in March 2008 and his salary was not reduced by the compensation committee in October 2008 as we did not reduce the base salaries of employees other than those described above and Dr. Keegan was not an executive officer until 2009. The compensation committee did not increase base salaries for our executive officers in 2009. In determining not to increase the base salaries for our executive officers in 2009, the compensation committee considered our need to conserve cash, the ongoing adverse economic and capital market conditions, and the fact that our executive officers received stock awards in exchange for their October 2008 reductions in base salary that vested over a 12-month period ending October 2009. In February 2010, our compensation committee increased the base salaries for our executive officers as follows: (i) Mr. Passeri from $300,000 to $400,000; (ii) Mr. Gray from $250,000 to $300,000; (iii) Dr. Keegan from $225,000 to $250,000; (iv) Mr. Noel from $189,000 to $215,000; and (v) Dr. Qian from $225,000 to $275,000. Dr. Qian was also promoted from vice president, discovery and preclinical development to senior vice president, discovery and preclinical development in February 2010.

The February 2010 base salary adjustments for Mr. Passeri and Mr. Gray were made to bring their salaries back to their respective levels prior to the October 2008 salary reductions. Mr. Noel’s base salary increased $5,000, or 2.4%, above the October 2008 level. Dr. Qian’s base salary increased $50,000, or 22%, above the October 2008 level primarily based on his promotion to senior vice president, discovery and preclinical development. The compensation committee made these February 2010 adjustments to base salaries for our executive officers primarily in recognition of (i) the performance of our executive officers in generating significant additional cash resources to fund our strategic plan in a difficult economic environment; and (ii) our improved financial condition in February 2010 as compared to February 2009.

In January 2011, the compensation committee set base salary amounts for our executive officers for fiscal year 2011 at the same levels as 2010. The base salary amounts for our executive officers for fiscal year 2011 are generally below the compensation committee’s 50th percentile benchmark target. However, in determining to not increase base salaries for 2011, the compensation committee considered its implementation, discussed in greater detail below, of a 2011 short-term cash incentive program which, if paid out, would have the effect of increasing total 2011 cash compensation. Our compensation committee believes that allocating a significant amount of our executive officers’ cash compensation to their achievement of defined objectives under the 2011 short-term cash incentive plan closely aligns our executive officers’ interests with those of our shareholders.

Discretionary Bonuses

The compensation committee maintains the authority to award discretionary annual cash bonuses to our executive officers that are largely driven by both corporate performance against goals established at periodic board meetings and individual performance, as well as our financial capacity to pay such bonuses. The compensation committee does not grant bonuses every year. Since our inception in 2000, the compensation committee has granted discretionary bonuses to our executives in 2005, 2007 and 2010.

In February 2010, the compensation committee approved the payment of discretionary bonuses to our executive officers of an aggregate of $475,000. The bonus amounts ranged between 20% and 42% of the respective executive officer’s 2010 base salary. Two-thirds of the bonus payment amount was contingent upon, and paid to, our executive officers following our receipt in March 2010 of, an $8,000,000 contingent payment from our licensee, Debiopharm. The remaining one-third was contingent upon, and paid to, our executive officers in August 2010 following our receipt of, a contingent payment from Debiopharm for its treatment of the fifth patient in the phase I clinical trial for our heat shock protein compound. Although the payment of the bonus was tied to the achievement of the Debiopharm milestones, in determining to establish this one-time bonus program, the compensation committee also considered (i) the fact that our executive officers had achieved their specified corporate goals under the 2008 cash incentive plan but that no payment was awarded under this plan due to the adverse economic and capital market conditions and the need to conserve cash resources that existed at the time such incentive awards would have been paid; and (ii) that our executive officers had generated significant additional cash resources to fund our strategic plans. In determining the target bonuses as a percentage of base salary, the compensation committee considered benchmarking data that had previously been provided by Towers Watson in 2008.

In January 2011, the compensation committee approved the payment of an additional discretionary one-time bonus to our executive officers of an aggregate of $158,334. These discretionary bonuses ranged between 7% and 14% of the respective executive officer’s 2010 base salary. The compensation committee determined to pay these bonuses in recognition for the achievement of key 2010 operating goals. When determining the amount of the bonus payments, the compensation committee considered, among other factors, the dollar amount of total bonus payments for 2010 and the size of such additional bonuses as a percentage of total potential payouts under the 2011 short-term cash incentive payment program (described below).

Total 2010 discretionary bonus payments are as follows:

Name	Bonus amount paid upon Company’s receipt of payment from Debiopharm for achievement of first development objective	Bonus amount paid upon Company’s receipt of payment from Debiopharm for achievement of second development objective	Additional discretionary bonus payment amount for 2010 performance	Total bonus amount paid
Daniel R. Passeri	$100,000	$50,000	$50,000	$200,000
Michael P. Gray	$83,333	$41,667	$41,667	$166,667
Mark W. Noel	$33,333	$16,667	$16,667	$66,667
Changgeng Qian, Ph.D., M.D.	$66,667	$33,333	$33,333	$133,333
Mitchell Keegan, Ph.D.	$33,333	$16,667	$16,667	$66,667

Short-Term Cash Incentive Plan

Our compensation committee has the authority to implement an annual short-term cash incentive plan. Historically, the compensation committee has only adopted such a plan once, in 2008. The 2008 short-term cash incentive plan was designed to compensate executive officers based upon their degree of achievement of corporate goals relating to financial performance and cash management, progression of research and development programs and business development. The compensation committee reserved the right, acting in its sole discretion, to modify the 2008 plan at any time. Although our executive officers were eligible to receive payments under the plan based upon meeting a specified degree of achievement of corporate goals defined within the 2008 plan, the compensation committee determined to make no payments under this plan in order to conserve cash.

Our compensation committee did not implement a short-term cash incentive plan for 2010.

Our compensation committee approved a short-term cash incentive award program for 2011. In order to set a target of total cash compensation at approximately the 50th percentile of peer companies, the compensation committee determined to combine potential cash compensation under this short-term incentive plan with fiscal 2011 base salaries for our executive officers, which are generally below the compensation committee’s 50th percentile target. Our compensation committee believes that allocating a meaningful amount of our executive officers’ total cash compensation to the achievement of objectives under the 2011 short-term incentive plan aligns our executive officers’ interests with those of our shareholders. Under this plan, our executive officers will be entitled to receive a cash incentive award, which is contingent upon the compensation committee’s determination that we achieved specified capital raising transaction objectives for the fiscal year ended December 31, 2011. Specifically, each executive officer who is serving as an executive officer on the date the award is paid will be entitled to receive a cash incentive award based upon our having actually received or having earned the unconditional right to receive, at any point on or after January 1, 2011 and on or before December 31, 2011, specified amounts of additional working capital such as in the form of unrestricted cash payments through milestones, license fees or other payments under existing or new collaborations and/or through the sale of equity to one or more third parties. The 2011 short-term cash incentive award program will be administered by the compensation committee and the compensation committee has retained the authority and discretion to amend, modify, alter or terminate the cash incentive program at any time based upon such factors as the compensation committee deems appropriate. The compensation committee established the potential cash payments under the 2011 short-term cash incentive award program based on its review of benchmarking information provided by Towers Watson and each executive officer’s relative contribution to the achievement of our strategic goals.

Payment of the cash incentive awards, if any, will be made after the completion of fiscal year 2011 and no later than March 15, 2012. The cash incentive awards payable to the named executive officers are as follows:

Name	Total 2011 Cash Incentive Amount Payable	Percentage of 2011 Base Salary
Daniel R. Passeri	$150,000	38%
Michael P. Gray	$125,000	42%
Mark W. Noel	$50,000	23%
Changgeng Qian, Ph.D., M.D.	$100,000	36%
Mitchell Keegan	$50,000	20%

Long-Term Incentive Program

The compensation committee believes that long-term value creation is achieved through an ownership culture that encourages performance by our executive officers through the use of stock and stock-based awards. We have established our stock compensation plans to provide our employees, including our executive officers, with incentives to help align employee interests with the interests of our stockholders. The compensation committee believes that the use of stock-based awards is an important approach to achieving our compensation goals. The exercisability of stock options and the vesting of restricted stock awards are generally time-based. All the value received by the recipient from a stock option is based on the growth of the stock price above the option exercise price. Our executive officers have historically paid par value, $0.01, per share of common stock underlying restricted stock awards. Accordingly, the value received by the recipient for a restricted stock award is equal to the difference between the fair market value of our common stock on the date the restricted stock award is granted and the $0.01 per share paid for such restricted stock, plus any future growth of the stock price after such grant date.

We have not adopted stock ownership guidelines and our stock compensation plans have provided the principal method for our executive officers to acquire equity in our company. In December 2010, the compensation committee requested that Towers Watson research stock ownership guidelines for both executive officers and independent directors among development-stage life sciences companies. Towers Watson analyzed the most recent proxy filings of seventeen development-stage biopharma organizations, including the fourteen peer group companies used in the executive compensation analysis, to determine both the prevalence and design of executive stock ownership requirements. Of these seventeen organizations, only three (or 18%) employed stock ownership guidelines. Towers Watson also noted that all of our executive officers would fulfill competitive market levels of ownership when both common shares owned outright and vested in-the-money stock options were counted towards the guidelines. Based on Towers Watson’s findings, the compensation committee determined that it would continue to monitor the adoption of ownership policies among our peer group and the broader pre-commercial life sciences sector but would not presently recommend the implementation of stock ownership guidelines.

Stock Options

Our 2000 and 2010 stock incentive plans permit the grant of incentive and non-qualified stock options to our employees, directors and consultants. The compensation committee or a majority of the independent directors serving on the board of directors review and approve or recommend for approval by the board of directors, stock option grants to our chief executive officer and the other executive officers. Stock option grants are made at the commencement of employment and then are generally granted annually in conjunction with the review of the individual performance of our executive officers. Grants may also be made following a significant change in job responsibilities or to meet other special retention or performance objectives. The review and approval of stock option awards to executive officers is based upon an assessment of individual performance, a review of each executive officer’s existing long-term incentives and retention considerations. In appropriate circumstances, the compensation committee considers the recommendations of Mr. Passeri, our chief executive officer (except with respect to his own compensation) and Mr. McNab, the chairman of our board of directors. Stock options are granted with an exercise price equal to the fair market value of our common stock on the date of grant and typically vest and become exercisable as to 25% of the shares underlying the award after the first year and as to an additional 6.25% of the shares underlying the award in each subsequent quarter, based upon continued employment over a four-year period. The options generally expire ten years after the date of grant. In certain circumstances, stock options have and may be granted with different vesting terms, such as a shorter vesting period or performance-based vesting.

In February 2010, the compensation committee granted the following stock options pursuant to our 2000 stock incentive plan to our executive officers:

Name	Number of Shares Underlying February 2010 Option Grants
Daniel R. Passeri	200,000
Michael P. Gray	125,000
Mark W. Noel	60,000
Changgeng Qian, M.D., Ph.D.	125,000
Mitchell Keegan, Ph.D.	60,000

In determining the size of each stock option grant awarded to our named executive officers in 2010, the compensation committee targeted the 75th percentile of value for the 2007 peer group established by Towers Watson, as well as data from the related Radford Global Life Sciences Compensation Survey for long-term incentive compensation. The compensation committee believes that targeting the 75th percentile is consistent with our desire to emphasize equity opportunity, align executive officer and shareholder interests and manage our cash consumption.

Our 2000 stock incentive plan expired in March 2010, and our board of directors adopted our 2010 stock incentive plan in April 2010, which our stockholders approved in June 2010.

In January 2011, the compensation committee granted the following stock options from our 2010 stock incentive plan to our executive officers:

Name	Number of Shares Underlying January 2011 Option Grants
Daniel R. Passeri	200,000
Michael P. Gray	125,000
Mark W. Noel	60,000
Changgeng Qian, M.D., Ph.D.	125,000
Mitchell Keegan, Ph.D.	60,000

The number of shares awarded to our executive officers in January 2011 remained unchanged from 2010 grants, both in absolute numbers and in underlying value at the time of grant. The 2011 awards to our chief executive officer and our chief operating and financial officer are significantly below the compensation committee’s goal of the 75th percentile of benchmark companies and are approximately 20% below the 75th percentile target for our other executive officers. In total, the underlying value of the stock options awarded to our executive officers was significantly below the compensation committee’s goal of the 75th percentile of benchmark companies and above the 50th percentile of this benchmark. The compensation committee decided to grant the same number of options in 2011 as in 2010 primarily to preserve the currently available pool of shares that may be used for future awards under the 2010 stock incentive plan.

Restricted Stock Awards

Our 2000 and 2010 stock incentive plans permit the issuance of restricted stock awards to our employees, directors and consultants. The compensation committee generally does not make grants of restricted stock awards to our executive officers and no restricted stock awards were granted in 2010. The compensation committee generally favors the award of stock options over restricted stock in its annual compensation of our executive officers. Since the compensation committee grants stock options with exercise prices that are equal to the fair market value of our common stock on the grant date, the compensation committee believes that stock options closely align our executive officers’ interests with those of our shareholders as such stock options only generate value to our executive officers if the fair value of our common stock rises.

2010 Employee Stock Purchase Plan

Executive officers are eligible to participate in our 2010 employee stock purchase plan. The plan permits participant employees to purchase company stock through payroll deductions of up to 15% of total cash compensation. The price of the stock is 85% of the lower of the fair market value of the stock at the beginning or the end of the offering period. In 2010, none of our executive officers participated in the 2010 employee stock purchase plan.

Other Compensation – Employee Benefits

Our employees, including our executive officers, are entitled to various employee benefits such as medical and dental expense coverage, flexible spending accounts, various insurance programs, an employee assistance program and paid time off. Executive officers are eligible to participate in our 401(k) retirement plan. Matching contributions to the 401(k) plan are at the discretion of the compensation committee of the board of directors.

Change-in-Control and Severance Payments

Each of our executive officers is party to an agreement or offer letter that obligates us to make payments to such executive officer in the event we terminate the executive officer’s employment without cause or the executive officer resigns for good reason. We believe that our severance program is aligned with other comparable biotechnology companies and provides our executive officers with income protection in the event of an unplanned separation of employment. In addition, we are also obligated to make payments to each of our executive officers if he is terminated under specified circumstances within twelve months after a change in control. This is a so-called “double trigger” change in control arrangement because it provides for severance benefits only in the event of a change in control, the first trigger, followed by an employment termination under specified circumstances, the second trigger. Our 2000 and 2010 stock incentive plans provide that all plan participants, including our executive officers, are entitled to accelerated vesting of stock options and/or restricted stock awards upon certain events. In the event that a change in control occurs, 50% of the then unvested options of each plan participant, including executive officers, would become immediately exercisable and the restrictions underlying 50% of any restricted stock awards would lapse. In the event any executive officer leaves within one year after a change in control without cause or for good reason (each as defined in the applicable plan), then all remaining unvested stock options and restricted stock awards will become fully vested. Our 2000 and 2010 stock incentive plans generally define a change in control as a merger by us with or into another company or a sale of all or substantially all of our assets. We have determined to provide for these change in control arrangements because we recognize that, as is the case with many publicly-held corporations, the possibility of a change in control of our company exists and such possibility, and the uncertainty and questions which it may raise among our executive officers, could result in the departure or distraction of executive officers to the detriment of our company and our stockholders. As a consequence, our compensation committee has determined to provide such change in control related benefits to reinforce and encourage the continued employment and dedication of our executive officers without distraction from the possibility of a change in control and related events and circumstances.

Our change-in-control and severance arrangements with our executive officers do not obligate us to make any additional payments to “gross-up” any such compensation payable to such executive officers in order to offset income tax liabilities.

For a further description of the foregoing arrangements, see “Summary Compensation Table,” “Employment Agreements” and “Potential Payments Upon Termination or Change-in-Control.”

Tax and Accounting Considerations

We account for equity compensation paid to our employees under the rules of FASB Codification Topic 718 (formerly FAS 123(R)), which require us to estimate and record an expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. To date, these accounting requirements have not impacted our executive compensation programs and practices.

The Internal Revenue Service, pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and to each other officer (other than our chief executive officer and our chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among the three most highly paid executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The compensation committee reviews the potential effect of Section 162(m) periodically and uses its judgment to authorize compensation payments that may be subject to the limit when the compensation committee believes that such payments are appropriate and in the best interests of us and our stockholders, after taking into consideration changing business conditions and the performance of our employees. We currently have a history of operating losses and have significant net operating loss carryforwards that would have the effect of offsetting future taxable income. As a result, we generally do not consider the tax implications of our executive compensation programs to be meaningful to our operating or financial results. However, we currently intend that all cash compensation that we pay will be deductible by us for tax purposes. In addition, any compensation income attributable to incentive stock options and nonqualified stock options is intended to be exempt from the Section 162(m) deduction limitations by reason of being performance-based compensation. Compensation attributable to restricted stock awards generally will be subject to the deduction limitations.

Summary Compensation Table

The following table sets forth information regarding compensation earned by each of our named executive officers for the fiscal years ending December 31, 2010, 2009 and 2008.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)		Option Awards ($) (1)	All Other Compensation ($)		Total ($)
Daniel R. Passeri Chief Executive Officer	2010 2009 2008	391,923 311,538 384,615	(2)	200,000 — —	(3)	— — —		577,155 226,410 399,307	7,350 19,000 —	(5) (5)	1,176,428 556,948 783,922

Michael P. Gray Chief Operating Officer and Chief Financial Officer	2010 2009 2008	295,961 259,615 292,308	(2)	166,667 — —	(3)	— 51,423 10,285	(4) (4)	353,503 135,846 194,328	7,350 19,000 —	(5) (5)	823,481 465,884 496,921

Mark W. Noel Vice President, Technology Management and Intellectual Property	2010 2009 2008	212,900 196,269 206,769	(2)	66,667 — —		— — —		158,708 56,603 97,026	6,387 14,829 —	(5) (5)	444,662 267,701 303,795

Changgeng Qian Senior Vice President, Research and Preclinical Development	2010 2009 2008	270,961 233,654 245,808	(2)	133,333 — —		— — —		353,503 135,846 213,371	7,350 18,546 —	(5) (5)	765,147 388,046 459,179

Mitchell Keegan (6) Vice President, Development	2010 2009	247,981 233,654	(2)	66,667 —		— —		86,514 151,474	7,350 12,808	(5) (5)	408,512 397,936

(1)	The amounts in this column reflect the aggregate grant date fair value of equity awards granted during the respective fiscal year, computed in accordance with FASB Codification Topic 718 and other relevant guidance, for awards pursuant to our 2000 stock incentive plan. Assumptions used in the calculation of these amounts are included in footnote 5 to our audited financial statements for the fiscal year ended December 31, 2010 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2011. During 2007, the officers were issued certain options, the exercisability of which was tied to a performance condition, the occurrence of which was not probable at the date of grant. The related performance conditions were met in 2010. The following table denotes the maximum value of these 2007 options which are included in the Summary Compensation Table:

Name	Maximum Value of 2007 Performance Condition Options
Daniel R. Passeri	$288,775
Michael P. Gray	173,265
Mark W. Noel	72,194
Changgeng Qian	173,265

(2)	This amount reflects 27 pay periods in 2009 (vs. 26 pay periods in each of 2010 and 2008) because the pay period ending January 1, 2010 was paid on December 31, 2009 due to a bank holiday.

(3)	Consists of bonuses approved by the compensation committee and accrued in our financial statements at December 31, 2010, with a portion of each officer’s bonus, $158,334 in the aggregate, that was not paid until January 2011.
(4)	These amounts reflect the dollar amount recognized for financial statement reporting purposes for fiscal 2009 and 2008, respectively, in accordance with FASB Codification Topic 718, of an award pursuant to our 2000 stock incentive plan of 79,113 shares of restricted stock at a purchase price of $0.01 per share, on October 24, 2008, when the fair market value was $0.79 per share and includes only that portion of the stock award that vested during 2009 and 2008, respectively. Assumptions used in the calculation of this amount are included in footnote 5 to our audited financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2010.
(5)	Consists of 401(k) contributions made by us.
(6)	Dr. Keegan was not a named executive officer for fiscal year 2008.

Grants of Plan-Based Awards

The following table sets forth information regarding awards under our 2000 stock incentive plan to our named executive officers during the fiscal year ended December 31, 2010.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value of Stock and Option Awards (3)
Daniel R. Passeri	02/02/10	200,000	$2.27	$288,380
Michael P. Gray	02/02/10	125,000	2.27	180,238
Mark W. Noel	02/02/10	60,000	2.27	86,514
Changgeng Qian	02/02/10	125,000	2.27	180,238
Mitchell Keegan	02/02/10	60,000	2.27	86,514

(1)	Such stock options will expire 10 years from date of grant. Such stock options will vest over a period of four years with 25% of the shares underlying the grant vesting on February 2, 2011 and an additional 6.25% of the shares underlying the grant vesting on each successive three-month period until the option is fully vested on the fourth anniversary of the grant date, subject to the continued employment of the executive officer. Notwithstanding the foregoing, under the terms of the 2000 stock incentive plan, a change in control occurs in the event we merge with or into another company or we sell all or substantially all of our assets. At the time of a change in control, 50% of the then unvested options held by each plan participant, including executive officers, would become immediately exercisable and the restrictions on restricted stock awards would lapse with respect to 50% of the number of shares that otherwise would have first become free from restrictions after the date of the change in control. In addition, under the terms of the 2000 stock incentive plan, in the event an executive officer terminates his employment for good reason (as defined in the plan) or we terminate the executive officer without cause (as defined in the plan) within one year after a change in control, then all options and restricted stock held by the executive officer would become fully vested upon such termination.
(2)	The exercise price per share is equal to the closing price per share of our common stock on the date of grant.
(3)	The amounts shown in this column represent the total grant date fair value of each stock and option award as determined in accordance with FASB Codification Topic 718.

We have entered into employment and indemnification agreements with our named executive officers, as described below under “Employment Agreements” and “Indemnification Agreements.”

Base salary accounted for approximately 55.3% of the total compensation of the named executive officers for 2008. Base salary accounted for approximately 59.5% of the total compensation of the named executive officers for 2009. Salary and bonus payments accounted for approximately 56.7% of the total compensation of the named executive officers for 2010.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards held by our named executive officers as of December 31, 2010.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date
Daniel R. Passeri	—	200,000	$2.27	2/02/2020
	131,250	168,750	$1.07	2/05/2019
	202,000	—	$0.79	10/24/2018
	206,250	93,750	$1.43	1/25/2018
	468,750	31,250	$1.39	6/06/2017
	390,000	—	$1.57	5/31/2016
	175,000	—	$3.98	6/01/2015
	175,000	—	$4.56	6/25/2014
	450,000	—	$2.43	5/13/2013
	76,250	—	$1.09	9/25/2012
	95,150	—	$1.50	6/05/2012
	400,000	—	$3.85	9/19/2011
	125,000	—	$3.13	4/03/2011
Michael P. Gray	—	125,000	$2.27	2/02/2020
	78,750	101,250	$1.07	2/05/2019
	123,750	56,250	$1.43	1/25/2018
	281,250	18,750	$1.39	6/06/2017
	200,000	—	$1.57	5/31/2016
	75,000	—	$3.98	6/01/2015
	75,000	—	$4.56	6/25/2014
	160,000	—	$4.95	12/11/2013
	50,000	—	$2.43	5/13/2013
	26,250	—	$1.09	9/25/2012
	42,844	—	$1.50	6/05/2012
	10,000	—	$4.72	7/02/2011
	21,500	—	$3.13	4/03/2011

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date
Mark W. Noel	—	60,000	$2.27	2/02/2020
	32,812	42,188	$1.07	2/05/2019
	43,000	—	$0.79	10/24/2018
	51,562	23,438	$1.43	1/25/2018
	117,187	7,813	$1.39	6/06/2017
	100,000	—	$1.57	5/31/2016
	50,000	—	$3.98	6/01/2015
	50,000	—	$4.56	6/25/2014
	70,000	—	$2.43	5/13/2013
	48,000	—	$1.09	9/25/2012
	74,100	—	$1.50	6/05/2012
	60,000	—	$4.38	3/12/2011
Changgeng Qian	—	125,000	$2.27	2/02/2020
	78,750	101,250	$1.07	2/05/2019
	51,000	—	$0.79	10/24/2018
	123,750	56,250	$1.43	1/25/2018
	281,250	18,750	$1.39	6/06/2017
	100,000	—	$1.57	9/13/2016
	40,000	—	$1.57	5/31/2016
	16,000	—	$4.03	1/10/2016
	24,000	—	$3.98	6/01/2015
	24,000	—	$4.56	6/25/2014
	35,000	—	$2.43	5/13/2013
	9,375	—	$1.09	9/25/2012
	20,125	—	$1.50	6/05/2012
	20,000	—	$4.72	7/02/2011
Mitchell Keegan	—	60,000	$2.27	2/02/2020
	31,250	68,750	$2.10	9/02/2019
	12,031	15,469	$1.07	2/05/2019
	18,750	—	$0.79	10/24/2018
	93,750	56,250	$1.35	5/16/2018

(1)

Such stock options will expire 10 years from date of grant. These stock options will vest over a period of four years with 25% of the shares underlying the grant vesting on the first anniversary of the grant date and an additional 6.25% of the shares underlying the grant vesting during each successive three-month period until the option is fully vested on the fourth anniversary of the grant date, subject to the continued employment of the executive officer unless as otherwise noted. Notwithstanding the foregoing, under the terms of the 2000 stock incentive plan, a change in control occurs in the event we merge with or into another company or we sell all or substantially all of our assets. At the time of a change in control, 50% of the then unvested options held by each plan participant, including executive officers, would become immediately exercisable and the restrictions on restricted stock awards would lapse with respect to 50% of the number of shares that otherwise would have first become free from restrictions after the date of the change in control. In addition, under the terms of the 2000 stock incentive plan, in the event an executive officer terminates his employment for good reason (as defined in the plan) or we terminate the executive officer without cause (as defined in the plan) within one year after a change in control, then all options and restricted stock held by the executive officer would become fully vested upon such termination.

Employment Agreements

We are party to the following employment arrangements with our executive officers.

Daniel R. Passeri.    On September 18, 2007, we entered into an employment agreement with Mr. Passeri. The agreement is intended to comply with the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the final Treasury regulations and guidance issued thereunder. Under the agreement, Mr. Passeri will serve as our president and chief executive officer for the period that commenced on September 18, 2007 and ends on December 31, 2012. Mr. Passeri’s base salary was set at $400,000 per annum subject to annual review by the board. Mr. Passeri’s agreement was also amended to provide for the payment of Mr. Passeri’s fees for preparation of his tax return by a tax professional. Mr. Passeri is entitled to participate in our medical and other benefit programs and may be entitled to receive an annual bonus based on the achievement of specific objectives established by the board. Mr. Passeri is entitled to receive severance benefits under the agreement in the event of his termination without cause or for good reason and he is also entitled to receive certain payments if he is terminated within one year after a change in control. For a description and quantification of such severance and change in control benefits, see “Potential Payments Upon Termination or Change-In-Control.” In addition, the agreement provides for certain indemnification provisions. For a description of such indemnification provisions, see “Indemnification of Executive Officers.” On October 24, 2008, Mr. Passeri’s agreement was amended to reduce Mr. Passeri’s base salary from $400,000 to $300,000 and in consideration of such reduction, Mr. Passeri received an option to purchase 202,000 shares of our common stock at an exercise price of $0.79 per share, with vesting as to one-twelfth of the shares underlying such option on November 24, 2008 and on the 24th day of each month thereafter until the option became fully vested on October 24, 2009. On December 10, 2010, Mr. Passeri’s agreement was amended to comply with provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the final Treasury regulations and guidance issued thereunder.

Michael P. Gray.    On December 15, 2003, we entered into an employment agreement with Mr. Gray, which was amended on October 31, 2006. Under the agreement, Mr. Gray was promoted to Vice President, Finance and Chief Financial Officer effective as of November 27, 2003 at an initial base salary of $185,000 per annum, subject to review as part of our performance review program. In addition, Mr. Gray received an option to purchase 160,000 shares of our common stock to vest over four years, 25% after the first year and 6.25% per quarter over the remainder of the vesting period. On December 14, 2006, Mr. Gray was promoted from Senior Vice President of Finance and Chief Financial Officer to Chief Operating Officer and Chief Financial Officer. On October 24, 2008, Mr. Gray’s agreement was amended to reduce Mr. Gray’s base salary from $300,000 to $250,000 and in consideration of such reduction, Mr. Gray received a restricted stock award of 79,113 shares, at a purchase price of $0.01 per share, with vesting as to one-twelfth of the shares on November 24, 2008 and on the 24th day of each month thereafter until the shares became fully vested on October 24, 2009. Mr. Gray is entitled to receive severance benefits under the agreement in the event of his termination without cause or for good reason and he is also entitled to receive certain payments if he is terminated within one year after a change in control. For a description and quantification of such severance and change in control benefits, see “Potential

Payments Upon Termination or Change-In-Control.” In addition, the agreement provides for certain indemnification provisions. For a description of such indemnification provisions, see “Indemnification of Executive Officers.” On December 10, 2010, Mr. Gray’s agreement was amended to comply with provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the final Treasury regulations and guidance issued thereunder.

Mark W. Noel.    On January 11, 2001, we entered into an employment agreement with Mr. Noel, which was amended on October 31, 2006. Under the agreement, Mr. Noel serves as our Vice President of Technology Management and Intellectual Property, at an initial base salary of $160,000 per annum, subject to review as part of our performance review program. In addition, Mr. Noel received an option to purchase 60,000 shares of our common stock to vest over four years, 25% after the first year and 6.25% per quarter over the remainder of the vesting period. On October 24, 2008, Mr. Noel’s agreement was amended to reduce Mr. Noel’s base salary from $210,000 to $189,000 and in consideration of such reduction, Mr. Noel received an option to purchase 43,000 shares of our common stock at an exercise price of $0.79 per share, with vesting as to one-twelfth of the shares underlying such option on November 24, 2008 and on the 24th day of each month thereafter until the option became fully vested on October 24, 2009. Mr. Noel is entitled to receive severance benefits under the agreement in the event of his termination without cause or for good reason and he is also entitled to receive certain payments if he is terminated within one year after a change in control. For a description and quantification of such severance and change in control benefits, see “Potential Payments Upon Termination or Change-In-Control.” In addition, the agreement provides for certain indemnification provisions. For a description of such indemnification provisions, see “Indemnification of Executive Officers.” On December 10, 2010, Mr. Noel’s agreement was amended to comply with provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the final Treasury regulations and guidance issued thereunder.

Changgeng Qian, M.D., Ph.D.    On May 2, 2001, we entered into an employment agreement with Dr. Qian, which was amended May 10, 2002. On September 13, 2006, Dr. Qian was promoted to Vice President, Discovery and Preclinical Development at an initial base salary of $200,000 per annum, subject to review as part of our performance review program. In addition, Dr. Qian received an option to purchase 100,000 shares of our common stock to vest over four years, 25% after the first year and 6.25% per quarter over the remainder of the vesting period. Following this promotion, Dr. Qian entered into an amended employment agreement on December 14, 2006, under which Dr. Qian is entitled to receive severance benefits under the agreement in the event of his termination without cause or for good reason and he is also entitled to receive certain payments if he is terminated within one year after a change in control. On October 24, 2008, Dr. Qian’s agreement was amended to reduce Dr. Qian’s base salary from $250,000 to $225,000 and in consideration of such reduction, Dr. Qian received an option to purchase 51,000 shares of our common stock at an exercise price of $0.79 per share, with vesting as to one-twelfth of the shares underlying such option on November 24, 2008 and on the 24th day of each month thereafter until the option became fully vested on October 24, 2009. On February 2, 2010, Dr. Qian was promoted from Vice President, Discovery and Preclinical Development to Senior Vice President, Discovery and Preclinical development at an initial base salary of $275,000 per annum. Dr. Qian is entitled to receive severance benefits under the agreement in the event of his termination without cause or for good reason and he is also entitled to receive certain payments if he is terminated within one year after a change in control. For a description and quantification of such severance and change in control benefits, see “Potential Payments Upon Termination or Change-In-Control.” In addition, the agreement provides for certain indemnification provisions. For a description of such indemnification provisions, see “Indemnification of Executive Officers.” On December 10, 2010, Dr. Qian’s agreement was amended to comply with provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the final Treasury regulations and guidance issued thereunder.

Mitchell Keegan, Ph.D.    On March 21, 2008, we entered into an employment agreement with Dr. Keegan, under which he served as Executive Director, Drug Development at an initial base salary of $225,000, subject to review as part of our performance review program. Under the terms of the agreement, Dr. Keegan is entitled to receive four months severance benefits in the event of his termination without cause. On September 2, 2009, Dr. Keegan was promoted to Vice President, Development and received an option to purchase 100,000 shares of our common stock to vest over four years, 25% after the first year and 6.25% per quarter over the remainder of the vesting period. On June 3, 2010, Dr. Keegan entered into an amended employment agreement, under which Dr. Keegan is entitled to receive severance benefits in the event of his termination without cause or for good reason and he is also entitled to receive certain payments if he is terminated within one year after a change in control. For a description and quantification of such severance and change in control benefits, see “Potential Payments Upon Termination or Change-In-Control.” In addition, the agreement provides for certain indemnification provisions. For a description of such indemnification provisions, see “Indemnification of Executive Officers.” On December 10, 2010, Dr. Keegan’s agreement was amended to comply with provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the final Treasury regulations and guidance issued thereunder.

Indemnification of Executive Officers

Our certificate of incorporation provides indemnification of our executive officers for any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action or claim by us) by reason of the fact of that such person serves as an executive officer, to the maximum extent permitted by the General Corporation Law of Delaware. The certificate of incorporation further provides that executive officers may be entitled to additional indemnification, under any agreement or vote of the directors.

Each of our executive officer employment agreements also provides that we will indemnify each such executive officer for claims arising in his capacity as our executive officer, provided that he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, our best interests. With respect to any criminal proceeding, the executive officer must have no reasonable cause to believe that the conduct was unlawful. If the claim is brought by us or on our behalf, we will not be obligated to indemnify the executive officer if the executive officer is found liable to us, unless the court determines that, despite the adjudication of liability, in view of all the circumstances of the case the executive officer is fairly and reasonably entitled to be indemnified. In the event that we do not assume the defense of a claim against the executive officer, we are required to advance his expenses in connection with his defense, provided that he undertakes to repay all amounts advanced if it is ultimately determined that he is not entitled to be indemnified by us. We will require that any successor to our business assumes and agrees to perform our obligations under the indemnification provisions.

In connection with our indemnification obligations we have and intend to maintain director and officer liability insurance, if available.

Potential Payments Upon Termination or Change-in-Control

Each of the above-described employment agreements with our executive officers also provides that in the event we terminate the executive officer’s employment without cause or if the executive officer resigns for good reason (each as defined in the agreements) including a termination within twelve months after a change in control of the company, the executive officer will receive: (1) his base salary (as defined in the agreement) accrued through the last day of employment; (2) continuation of his then base salary or a portion thereof for the periods and amounts described in the table below, and (3) payment of a portion of the executive officer’s COBRA premiums, which is calculated as the difference between the COBRA premium and the amount as paid by the employee for medical/dental insurance, for the periods and amounts described in the table below. In order for our executive officers to receive these severance payments, the executive officer must execute a general release of all claims against the company, its employees, officers, directors and agents in a form acceptable to us.

If any of Messrs. Gray or Noel, or Drs. Qian or Keegan are considered “specified employee(s)” on the date of their termination within the meaning of Section 409A(a)(2)(B)(ii) of the Internal Revenue Code and the regulations thereunder, and any payments to be paid or provided to these executive officers constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, then the severance and benefit payments per the table below will be delayed by a period of six months and will be paid in a lump sum in the seventh month following the date of termination. In the case of Mr. Passeri, if Mr. Passeri is considered a “specified employee” on the date of his termination, then Mr. Passeri’s severance and benefit payments will be paid within the short-term deferral period, which means the period ending on the later of the of 15th day of the third month following the end of the employee’s tax year in which Mr. Passeri’s separation from service occurs and the 15th day of the third month following the end of our tax year in which Mr. Passeri’s separation from service occurs, and shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A of the Code. If Mr. Passeri’s severance and benefit payments are not paid within the short-term deferral period then such payments will be delayed by a period of six months and will be paid in a lump sum in the seventh month following the date of termination.

Pursuant to the terms of our 2000 and 2010 stock incentive plans, at the time of a change in control, 50% of the then-unvested options to purchase our common stock held by each plan participant, including executive officers, would become immediately exercisable and the forfeiture restriction on all outstanding restricted stock awards would lapse with respect to 50% of the number of shares that otherwise would have first become free from such forfeiture restrictions after the date of the change in control. In addition, in the event an executive officer terminates his employment for good reason (as defined in the plan) or we terminate the executive officer without cause (as defined in the plan) within one year after such change in control, then all remaining unvested options and restricted stock held by the executive officer would become fully vested and/or free of all forfeiture restrictions, as applicable.

The table below sets forth the payments to each of our named executive officers upon a termination event described above, assuming such termination event occurred on December 31, 2010, the last day of our most recently completed fiscal year.

Name	Severance Term in Months	Severance Upon Termination ($)	Value of Equity Acceleration (1)	Benefits Upon Termination ($)	Total Benefits
Daniel R. Passeri Chief Executive Officer	Twelve	$400,000	$223,563	$12,072	$635,635

Michael P. Gray, Chief Operating Officer and Chief Financial Officer	Six	$150,000	$134,138	$6,030	$290,168

Mark W. Noel, Vice President Technology Management and Intellectual Property	Six	$107,500	$55,892	$6,036	$169,428

Changgeng Qian, M.D., Ph.D., Senior Vice President Discovery and Preclinical Development	Six	$137,500	$134,138	$6,036	$277,674

Mitchell Keegan, Ph.D., Vice President Development	Six	$125,000	$49,514	$6,030	$180,544

(1)	Assumes the exercise and sale of all-in-the money outstanding options held by each named executive officer on December 31, 2010. The closing price of our common stock on the Nasdaq Global Market on December 31, 2010 was $1.98.

Director Compensation Table

The following table sets forth a summary of the compensation earned by or paid to our non-employee directors in 2010:

Name	Fees Earned or Paid In Cash($)		Option Awards ($) (1) (2)		All Other Compensation ($)		Total ($)
Susan B. Bayh	$33,250		$36,048		$—		$69,298
Joseph M. Davie	23,250		36,048		14,417	(3)	73,715
Martyn D. Greenacre	35,750		36,048		—		71,798
Kenneth I. Kaitin	31,000		36,048		—		67,048
James R. McNab, Jr.	132,000	(4)	122,562		27,958	(5)	282,520
Marc Rubin	15,404	(6)	52,403	(6)	—		67,807
James R. Tobin	30,500		36,048		—		66,548

(1)	The amounts in this column reflect the grant date fair value of awards made to such individual in accordance with FASB Codification Topic 718 and other relevant guidance, excluding forfeitures, for awards in 2010 pursuant to our 2000 stock incentive plan. Assumptions used in the calculation of these amounts are included in footnote 5 to our audited financial statements for the fiscal year ended December 31, 2010 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2011.

(2)	At December 31, 2010, each of our non-employee directors held options to purchase shares of our common stock as follows:

Director	Aggregate Number of Stock Options
Susan B. Bayh	281,250
Joseph M. Davie	280,000	(a)
Martyn D. Greenacre	405,000
Kenneth I. Kaitin	140,000
James R. McNab, Jr.	610,000
Marc Rubin	25,000
James R. Tobin	227,500	(b)

(a)	This number also includes an option to purchase 35,000 shares of our common stock that was granted to Dr. Davie on September 14, 2006 in consideration for his services as Chairman of our Scientific Advisory Board.
(b)	This number excludes options to purchase 227,500 shares of our common stock that Mr. Tobin transferred pursuant to a property settlement agreement by and between Mr. Tobin and his spouse that was approved on October 4, 2010.
(3)	Represents payments earned by Dr. Davie in 2010 in consideration for his services pursuant to a scientific advisory and consulting agreement dated September 14, 2006 by and between us and Dr. Davie, as amended on June 3, 2010, as Chairman of the Scientific Advisory Board, or SAB, through June 2010 when he stepped down as Chairman but remained a member of the SAB. Under the advisory agreement, Dr. Davie agreed to serve as Chairman of the SAB and to provide consulting and advisory services on our proprietary drug discovery and development programs, including but not limited to the areas of developmental biology, oncology, neurobiology and other therapeutic and diagnostic applications. The term of the advisory agreement is for a period of five years. Either party may terminate the agreement by providing thirty days’ written notice to the other party. In consideration for the services rendered by Dr. Davie under the advisory agreement, we agreed to pay Dr. Davie an annual retainer of $25,000, which became effective on June 19, 2007 until amended on June 3, 2010 in which we agreed to pay him on an hourly basis for his services. As additional consideration, on September 14, 2006 we granted Dr. Davie an option to purchase 35,000 shares, pursuant to our 2000 stock incentive plan, at an exercise price of $1.72 per share, which was the closing price of our common stock on the date of grant.
(4)	On June 1, 2005, we entered into an agreement for service as chairman of the board of directors with James McNab. As chairman of the board of directors, Mr. McNab receives a cash payment of $10,000 per month plus board attendance fees.
(5)	Consists of payments made by us to reimburse the cost of Mr. McNab’s annual health insurance expense.
(6)	Dr. Rubin joined the board on June 3, 2010, and the fees earned in 2010 are from this date through December 31, 2010. Upon joining the board, Dr. Rubin was granted an option to purchase 25,000 shares of our common stock that will vest over a period of four years with 25% of the shares underlying the grant vesting on the first anniversary of the grant date and an additional 6.25% of the shares vesting during each successive three-month period until the option is fully vested on the fourth anniversary of the grant date, subject to Dr. Rubin’s continued participation on the board. The options will expire 10 years from date of grant.

Non-employee directors receive an initial stock option grant upon election to the board and annual stock option grants upon reelection to the board. In addition, non-employee directors, other than Mr. McNab, receive an annual cash retainer of $15,000 and an additional $5,000 payment for committee chairperson services. Directors are paid additional cash compensation in the amount of $1,500 for each board or committee meeting attended in person and $750 for telephonic meetings. In addition, directors are reimbursed for reasonable out-of-pocket expenses that are incurred due to attendance at board or committee meetings. Directors who are our employees are not compensated for their attendance at board or committee meetings.

Indemnification of Directors

Our certificate of incorporation provides indemnification of our directors for any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action or claim by the company) by reason of the fact of that such person serves as a director, to the maximum extent permitted by the General Corporation Law of Delaware. The certificate of incorporation further provides that directors may be entitled to additional indemnification, under any agreement or vote of the directors.

On June 1, 2005 we entered into indemnification agreements with our directors, except for Daniel Passeri. Following Dr. Rubin’s election to the board on June 3, 2010, we entered into an indemnification agreement with Dr. Rubin. The indemnification provisions apply to each director and state that we will indemnify them for claims arising in his or her capacity as our director, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests. With respect to any criminal proceeding, the director must have no reasonable cause to believe that the conduct was unlawful. If the claim is brought by us or on our behalf, we will not be obligated to indemnify the director if the director is found liable to us, unless the court determines that, despite the adjudication of liability, in view of all the circumstances of the case, the director is fairly and reasonably entitled to be indemnified. In the event that we do not assume the defense of a claim against the director, we are required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us. We will require that any successor to our business assumes and agrees to perform our obligations under the indemnification provisions.

In connection with our indemnification obligations we have and intend to maintain director and officer liability insurance, if available on reasonable terms.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2010 regarding compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (1)
Equity compensation plans approved by security holders	11,537,750	$2.12	6,401,528
Equity compensation plans not approved by security holders	—	—	—

Total	11,537,750	$2.12	6,401,528

(1)	Comprised of 5,955,000 shares available for grant under the 2010 Stock Incentive Plan and 446,528 shares available for sale under the 2010 Employee Stock Purchase Plan. Both plans were approved by our shareholders in June 2010.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2010, the members of our compensation committee were Ms. Bayh, Mr. Tobin and Dr. Kaitin, none of whom was a current or former officer or employee and none of whom had any related person transaction involving the company.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis, required by Item 402(b) of Regulation S-K with Curis’ management. Based on this review and discussion, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the compensation committee of our board of directors.

James R. Tobin (Chair)

Susan B. Bayh

Kenneth I. Kaitin

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since April 26, 2002. Although stockholder approval of the audit committee’s selection of PricewaterhouseCoopers LLP is not required by law, the board and the audit committee believe that it is advisable to give stockholders an opportunity to ratify this selection. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the audit committee will reconsider the matter. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting to respond to appropriate questions and to make a statement if he or she so desires.

Board Recommendation

OUR BOARD OF DIRECTORS BELIEVES THAT THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSE COOPERS LLP AS CURIS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2011 IS IN THE BEST INTERESTS OF CURIS AND OUR STOCKHOLDERS AND THEREFORE, RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act. Section 14A of the Exchange Act also requires that stockholders have the opportunity to cast an advisory vote with respect to whether future executive compensation advisory votes will be held every one, two or three years, which is the subject of Proposal 4.

Our executive compensation programs are designed to attract and retain key executive officers critical to our long-term success, to recognize and reward overall company performance and each executive officer’s individual performance and level of responsibility, as well as to align our executive officers’ incentives with stockholders’ interests.

The “Executive and Director Compensation and Related Matters” section of this proxy statement beginning on page 20, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by the compensation committee and our board of directors with respect to the fiscal year ended December 31, 2010.

As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. Our board of directors believes this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management. In 2010, the compensation committee adhered to its long-standing pay-for-performance philosophy. As such, a significant portion of total 2010 executive compensation was comprised of cash incentives and long-term compensation based on corporate performance. We achieved a number of significant corporate goals in 2010 including the completion of our phase 1 dose escalation of CUDC-101, initiating a phase I expansion trial of CUDC-101 in additional tumor types, continuing to progress research and development activities on our other preclinical proprietary targeted cancer programs, progress with our licensee Debiopharm to advance our heat shock protein 90, or Hsp90, compound into phase I clinical testing, resulting in an aggregate of $11 million in payments in 2010, and meeting planned objectives within our 2010 operating budget. The average of our executive officers’ base salary comprised 39% of total executive officer compensation.

Our board of directors is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to Curis’ named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. Neither the outcome of this advisory vote nor of the advisory vote included in Proposal 4 overrules any decision by us or our board of directors (or any committee thereof), creates or implies any change to our fiduciary duties or those of our board of directors (or any committee thereof), or creates or implies any additional fiduciary duties for us or our board of directors (or any committee thereof). However, our compensation committee and board of directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS BY VOTING “FOR” THIS PROPOSAL

PROPOSAL 4—ADVISORY VOTE ON THE FREQUENCY OF

FUTURE EXECUTIVE COMPENSATION ADVISORY VOTES

In Proposal 3, we are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers. In this Proposal 4, we are asking our stockholders to cast a non-binding advisory vote regarding the frequency of future executive compensation advisory votes. Stockholders may vote for a frequency of every one, two, or three years, or may abstain.

Our board of directors will take into consideration the outcome of this vote in making a determination about the frequency of future executive compensation advisory votes. However, because this vote is advisory and non-binding, our board of directors may decide that it is in the best interests of our stockholders and Curis to hold the advisory vote to approve executive compensation more or less frequently.

After careful consideration, our board of directors believes that the executive compensation advisory vote should be held every three years, and therefore our board of directors recommends that you vote for a frequency of every THREE YEARS for future executive compensation advisory vote.

Our board of directors believes that a once every three years, or triennial, executive compensation advisory vote will allow our stockholders to evaluate executive compensation on a more thorough, long-term basis than a more frequent vote. Consistent with our view that our executive compensation program should serve as an incentive and retention tool, we take a long-term view of executive compensation and encourage our stockholders to do the same. As described in “Compensation Discussion and Analysis,” our compensation program emphasizes multi-year individual and company performance, in particular by the granting of stock-based compensation. Too-frequent executive compensation advisory votes may encourage short-term analysis of executive compensation. Annual or biennial executive compensation advisory votes also may not allow stockholders sufficient time to evaluate the effect of changes we make to executive compensation.

A triennial vote will also give our board of directors sufficient time to engage with stockholders to better understand their views about executive compensation and respond effectively to their concerns. Independent of the timing of the executive compensation advisory vote, we encourage stockholders to contact the board of directors at any time to provide feedback about corporate governance and executive compensation matters.

Board Recommendation

OUR BOARD OF DIRECTORS BELIEVES THAT HOLDING THE EXECUTIVE COMPENSATION ADVISORY VOTE EVERY THREE YEARS IS IN THE BEST INTERESTS OF CURIS AND ITS STOCKHOLDERS AND RECOMMENDS VOTING FOR A FREQUENCY OF EVERY “THREE YEARS”.

OTHER MATTERS

The board knows of no other business that will be presented for consideration at the meeting other than that described above. However, if any other business should come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote, or otherwise act, in accordance with their best judgment on such matters.

Stockholder Proposals for 2012 Annual Meeting

Any proposal that a stockholder of Curis wishes to be considered for inclusion in our proxy statement and proxy for the 2012 annual meeting of stockholders must be submitted to our secretary at our offices, 4 Maguire Road, Lexington, MA 02421, no later than December 22, 2011.

If a stockholder of Curis wishes to present a proposal at the 2012 annual meeting, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy, such stockholder must also give written notice to our secretary at the address noted above. The secretary must receive such notice not less than 60 days nor more than 90 days’ prior to the 2012 annual meeting; provided that, in the event that less than 70 days’ notice or prior public disclosure of the date of the 2011 annual meeting is given or made, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. The date of our 2012 annual meeting has not yet been established, but assuming it is held on June 1, 2012, in order to comply with the time periods set forth in our by-laws, appropriate notice for the 2012 annual meeting would need to be provided to our secretary no earlier than March 3, 2012, and no later than April 2, 2012. If a stockholder fails to provide timely notice of a proposal to be presented at the 2012 annual meeting, the proxies designated by the board will have discretionary authority to vote on any such proposal.

Solicitation of Proxies

We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, facsimile and personal interviews. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Based solely on our review of copies of reports filed by the reporting persons furnished to us, we believe that during the fiscal year ended December 31, 2010, the reporting persons complied with all Section 16(a) filing requirements.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or our 2010 annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document if you write or call us at the following address or telephone number: 4 Maguire Road, Lexington, MA 02421, Attention: Secretary, (617) 503-6500. If you want separate copies of the proxy statement and 2010 annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

THE BOARD HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, WE URGE YOU TO VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE, OR COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE VOTED OVER THE INTERNET, BY TELEPHONE OR SENT IN THEIR PROXY CARDS.

By Order of the Board of Directors,

/s/ Michael P. Gray

Michael P. Gray, Secretary

Lexington, Massachusetts

April 20, 2011

CURIS, INC. 4 MAGUIRE ROAD LEXINGTON, MA 02421

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 31, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 31, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M33757-P05977 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CURIS, INC.			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:			All	All	Except

1.	Election of Directors		☐	☐	☐
Nominees:
	01)	Susan B. Bayh
	02)	Martyn D. Greenacre
	03)	Kenneth I. Kaitin
The Board of Directors recommends you vote FOR the following proposals:								For	Against	Abstain
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year							☐	☐	☐
3.	To approve an advisory vote on executive compensation							☐	☐	☐
The Board of Directors recommends you vote 3 years on the following proposal:							1 Year	2 Years	3 Years	Abstain
4.	To hold an advisory vote on the frequency of future executive compensation advisory votes						☐	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer and giving full title.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

CURIS, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

To be held June 1, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS OF THE COMPANY AND SHOULD BE RETURNED AS

SOON AS POSSIBLE

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M33758-P05977

CURIS, INC.
Annual Meeting of Stockholders June 1, 2011 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned, having received notice of the Annual Meeting of Stockholders and the Board of Directors’ proxy statement therefore, and revoking all prior proxies, hereby appoint(s) Daniel R. Passeri and Michael P. Gray, and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of Curis, Inc. (the “Company”) to be held on Wednesday, June 1, 2011, at 10:00 a.m. local time, at the offices of Wilmer Cutler Pickering Hale and Dorr, LLP, 60 State Street, Boston, Massachusetts 02109, and any adjournments thereof, and there to vote and act upon the matters stated on the reverse side proposed by the Company in respect of all shares of stock of the Company which the undersigned may be entitled to vote or act upon, with all the powers the undersigned would possess if personally present. None of the proposals stated on the reverse side are conditioned upon the approval of any other proposal. In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. The shares represented by this proxy, when properly executed, will be voted as directed by the undersigned. If no direction is given with respect to any election to office or proposal, this proxy will be voted as recommended by the Board of Directors. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE. A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES, A VOTE “FOR” PROPOSALS 2 AND 3, AND THAT YOU VOTE FOR A FREQUENCY OF EVERY THREE YEARS ON PROPOSAL 4 ARE RECOMMENDED BY THE BOARD OF DIRECTORS. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side